Exhibit 10.2

SUPPLEMENTAL PENSION AGREEMENT

This Supplemental Pension Agreement (“Agreement”) is dated as of January 18, 2007 (the “Effective Date”), between Aon Corporation, a Delaware corporation (the “Company”), and Michael D. Rice (the “Executive”).

WHEREAS, in recognition of the Executive’s valuable long-term contributions to the Company’s growth and success, the Company wishes to provide the Executive with supplemental pension benefit to which he is not otherwise entitled; and

WHEREAS, in consideration of the supplemental pension benefits the Executive desires to abide by the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, the parties hereby agree as follows:

1.             Additional Service Credit Under Nonqualified Pension Plan.

(a)           In recognition of the Executive’s years of employment with the Ryan Insurance Group prior to the date such entity was acquired by the Company, to the extent such years are not considered under the Company’s pension plans, the Executive shall be entitled to receive, upon termination of the Executive’s employment for any reason, a supplemental pension benefit contingent upon the Executive’s compliance with the covenants set forth in Sections 2, 4 and 5 hereof. The supplemental pension benefit shall be payable on a single life annuity basis at the date of termination of employment, which will provide for the Executive aggregate pension benefits (taking in account the offsets described in (b) below), in an annual amount equal to the aggregate annual pension benefit to which the Executive would be entitled under the Company’s qualified and non-qualified defined benefit plans as in effect on the Effective Date as if the Executive’s Years of Service (as defined in the Company’s pension plan) for benefit calculation purposes is equal to (i) 14 years plus (ii) the Executive’s actual Years of Service under the Company’s pension plans.

(b)           The amount of the supplemental pension benefit described in Section 1(a) above shall be offset by the pension benefits provided to the Executive under any qualified or non-qualified pension plans of the Company. The offset described in this paragraph shall be determined on the basis of such benefits payable on a single life annuity basis payable at the date of termination of employment.

(c)           The Executive hereby elects to receive the supplemental pension benefit in installments over a five-year period beginning on the first day of the seventh month following the date of termination of his employment.

(d)           If the Executive dies after the Effective Date but before the supplemental pension benefit becomes payable, the Executive’s spouse will be entitled to receive a survivor annuity. The survivor annuity shall be payable as of the Executive’s date of death. The amount of the survivor annuity shall be equal to the 50% joint and survivor annuity to which the spouse is entitled as if: (i) the Executive terminated employment immediately before death, (ii) the Executive was fully vested in the supplemental pension benefit as of such date, and (iii) the Executive elected to commence the benefit in the form of a joint and 50% survivor annuity.

2.             Noncompetition; Nonsolicitation.

(a)           Recitals.   The Company is in the business of providing conventional and alternative risk management products and services covering the businesses of insurance brokerage, reinsurance brokerage, benefits consulting, compensation consulting, human resources consulting, managing underwriting and related insurance services, including accounting, claims management and handling, contract wording, information systems and actuarial (the “Business”) as well as soliciting and servicing the insurance and reinsurance needs of numerous commercial and individual clients which are national and international and are not confined to any geographic area. An essential element of the Business is the development and maintenance of personal contacts and relationships with clients. Because of these contacts and relationships, it is common for the Company’s clients to develop an identification with the employee who serves its insurance needs rather than with the Company itself. The Company, however, invests considerable time and money necessary for a relationship between its employee and a client to develop and be maintained, in that the Company pays the employee’s salary and reimburses the employee for business expenses. The Company also assists its employees in servicing clients by making available to these employees legal advice, accounting support, advertising and other corporate services.

The personal identification of clients of the Company with a Company employee creates the potential for the employee’s appropriation of the benefits of the relationships developed with clients on behalf of and at the expense of the Company. Since the Company would suffer irreparable harm if an employee left the Company’s employ and solicited the insurance or other related business of clients of the Company, it is reasonable to protect the Company against solicitation activities by an employee for a limited period of time after an employee leaves the Company so that the Company may renew or restore its business relationship with its clients.

The Company and the Employee acknowledge and agree that the covenant contained in Sections 2(b) and (c) below is reasonably necessary for the protection of the Company and is reasonably limited with respect to the activities it prohibits, its duration (particularly in the context of annual and multi-year insurance renewal periods), its geographical scope and its effect on the Employee and the public. The parties acknowledge that the purpose and effect of the covenant simply is to protect the Company for a limited period of time from unfair competition by the Employee.

(b)              Noncompetition.   The Employee hereby covenants and agrees that, except with the prior written consent of the Company, the Employee will not, for the longer of either two (2) years after the end of employment, or the period during which the Company is making Base Salary payments to the Employee pursuant to Section 3(b)(ii) of the Employment Agreement between the parties, dated as of March 17, 2006 (the

“Noncompetition Period”), compete directly or indirectly in any way with the Business. For the purposes of this Agreement, “compete directly or indirectly in any way with the Business” means to enter into or attempt to enter into (on Employee’s own behalf or on behalf of any other person or entity) any business relationship of the same type or kind as the business relationship which exists between the Company and its clients or customers to provide services related to the Business for any individual, partnership, corporation, association or other entity who or which was a client or customer for whom the Employee was the producer or on whose account Employee worked or became familiar with during the twenty-four (24) months prior to the end of employment. “Client” or “customer” means any person or entity listed on the books of the Company as such.

The Employee acknowledges that there is no general geographical restriction contained in the preceding paragraph because the restriction applies only to the specified clients and customers of the Company.

Nothing in this Agreement shall prohibit the Employee from obtaining a livelihood for himself or his family by being engaged in the insurance business. The intent of the parties is that the restrictive covenant of non-competition by the Employee is limited to those clients and customers of the Company, as reflected by the books of the Company, during the twenty-four (24) months prior to the end of the Employee’s employment with the Company.

(c)           Nonsolicitation.   The Employee hereby also agrees not to induce or attempt to induce, or to cause any person or other entity to induce or attempt to induce, any person who is an employee of the Company to leave the employ of the Company during the term of the covenant set forth herein.

(d)           Exceptions.   Nothing in this Section shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)           Reformation.   If at any time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section.

3.             Consideration; Breach.   The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive shall be made and provided in consideration of the Executive’s agreements contained in Section 2. In the event that the Executive shall breach any provision of Section 2, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 1 and upon such termination the Company shall have no further liability to the Executive under this Agreement.

4.             Confidentiality.   The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

5.             Inventions.   The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

6.             Enforcement.   The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 2, 4 or 5 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Sections 2, 4 or 5.

7.             Survival.   Sections 2, 4, 5 and 6 shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

8.             Waiver of Breach.   No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

9.             Notices.   Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)           in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)           in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Aon Corporation
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Executive Vice President & General Counsel

or, if to Executive, to the last known residential address on file in the Company’s records.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

10.           Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Entire Agreement.   This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

12.           Code Section 409A.   Nothing contained in this Agreement is intended to trigger the excise tax pursuant to Code Section 409A. To the extent any provision of this Agreement would inadvertently trigger the excise tax, the parties hereto agree that the Agreement shall be amended in writing not later than December 31, 2007 to prevent the imposition of such excise tax. Further, in the event that any payment or distribution to be made to the Executive hereunder is determined to constitute “deferred compensation” subject to Code Section 409A, such payment or distribution shall not be made before the date which is the first day of the seventh month following the date of termination of the Executive’s employment (or, if earlier, the date of the Executive’s death).

13.           Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

14.           Amendment.   The provisions of this Agreement may be amended only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.           Counterparts.   This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

The Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first stated above.

/s/ Michael D. Rice
Michael D. Rice

Aon Corporation

By:	/s/ Jeremy G. O. Farmer
Title:	Senior Vice President